Exhibit 99.1

Starbucks Chief Financial Officer Scott Maw to Retire

➣	Company has initiated search for cfo to help lead company into next phase of growth

➣	Maw will remain in role through November and support transition of new cfo

SEATTLE—(BUSINESSWIRE)—Starbucks Corporation (NASDAQ: SBUX) today announced that Scott Maw, executive vice president and chief financial officer, is retiring effective November 30, 2018. A seven-year partner (employee), Maw has been in the role since February of 2014.

Starbucks has launched an external search for a new cfo. After his retirement, Maw will continue to support the transition in a senior consultant role through March 2019.

“I am grateful for the contributions Scott has made over the past seven years that led to the unprecedented growth of Starbucks,” said Kevin Johnson, Starbucks president and chief executive officer. “As we enter our next phase of continued growth, I am confident in the finance team Scott has developed and am appreciative of his willingness to support through the transition into new leadership.”

Maw joined Starbucks as global controller in 2011. Prior to his role as cfo, he served as senior vice president of Corporate Finance where he was responsible for corporate finance, including accounting, tax and treasury.

“I am proud to have been part of such a special company and to have experienced Starbucks remarkable growth and expansion during my seven years here,” said Maw. “I have the utmost confidence in Starbucks leadership team and Kevin’s ability to drive continued growth and success in the future.”

About Starbucks

Since 1971, Starbucks Coffee Company has been committed to ethically sourcing and roasting high-quality arabica coffee. Today, with stores around the globe, the company is the premier roaster and retailer of specialty coffee in the world. Through our unwavering commitment to excellence and our guiding principles, we bring the unique Starbucks Experience to life for every customer through every cup. To share in the experience, please visit us in our stores or online at http://news.starbucks.com or www.starbucks.com.

Forward Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. Generally, these statements can be identified by the use of words such as “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based upon information available to Starbucks as of the date hereof, and Starbucks actual results or performance could different materially from those stated or implied due to risks and uncertainties associated with its business. These risks and uncertainties include, but are not limited to, fluctuations in U.S. and international economies and currencies, our ability to preserve, grow and leverage our brands, potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling, potential negative effects of material breaches of our information technology systems to the extent we experience a material breach, material failures of our information technology systems, costs associated with, and the successful execution of, the company’s initiatives and plans, the acceptance of the company’s products by our customers, the impact of competition, coffee, dairy and other raw materials prices and availability, the effect of legal proceedings, and other risks detailed in the company filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Starbucks Annual Report on Form 10-K for the fiscal year ended October 1, 2017. The company assumes no obligation to update any of these forward-looking statements.